As filed with the Securities and Exchange Commission on July 19, 2011

811-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

               The  undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Guggenheim Equal Weight Enhanced Equity Income Fund

Address of Principal Business Office:

2455 Corporate West Drive
Lisle, Illinois 60532

Telephone Number:

(630) 505-3700

Name and address of agent for service of process:

                Kevin M. Robinson
Guggenheim Funds Investment Advisors, LLC
2455 Corporate West Drive
Lisle, Illinois 60532

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES [ X ]      NO [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 19th day of July, 2011.

GUGGENHEIM EQUAL WEIGHT ENHANCED EQUITY
 INCOME FUND

By:           /s/ Kevin M. Robinson
Kevin M. Robinson
Sole Trustee

Attest:         /s/ Elizabeth Hudson
Elizabeth Hudson
Secretary